SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Check the appropriate box:
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
STRATTEC SECURITY CORPORATION
(Name of Registrant as Specified in Its Charter, if Other Than the Registrant)
Registrant
(Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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STRATTEC SECURITY CORPORATION
3333 WEST GOOD HOPE ROAD
MILWAUKEE, WISCONSIN 53209

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Corporation” or “STRATTEC”), will be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 9, 2007, at 8:00 a.m. local time, for the following purposes:

1. To elect one director to serve for a three-year term.

2. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their Annual Meeting.

By order of the Board of Directors

PATRICK J. HANSEN,
Secretary

Milwaukee, Wisconsin
August 30, 2007

Shareholders of record at the close of business on August 21, 2007 are entitled to vote at the meeting. Your vote is important to ensure that a majority of the stock is represented. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting in person. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

STRATTEC SECURITY CORPORATION
3333 WEST GOOD HOPE ROAD
MILWAUKEE, WISCONSIN 53209

Proxy Statement for the 2007 Annual Meeting of Shareholders
To Be Held On October 9, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of STRATTEC SECURITY CORPORATION of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 9, 2007 and any adjournments thereof. Only shareholders of record at the close of business on August 21, 2007 will be entitled to notice of and to vote at the meeting. There will be no presentation regarding our operations at the Annual Meeting of Shareholders. The only matters to be discussed are matters set forth in the Proxy Statement for the 2007 Annual Meeting of Shareholders and such other matters as are properly raised at the Annual Meeting.

The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified in the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the Corporation, the shares represented thereby will be voted in FAVOR of the election of the director listed in the enclosed proxy card. If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than the election of the director.

Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by our employees, without additional compensation therefor, by telephone, by facsimile or in person. Only shareholders of record at the close of business on August 21, 2007 will be entitled to notice of and to vote at the meeting. On the record date, we had outstanding 3,548,585 shares of common stock $0.01, par value per share (the “Common Stock”), entitled to one vote per share.

A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Approval of each matter specified in the notice of the meeting requires the affirmative vote of a majority, or in the case of the election of the director a plurality, of the shares represented at the meeting. Abstentions and broker nonvotes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether such director is elected or such matters in the notice of meeting are approved. The Inspector of Election appointed by the Board of Directors will count the votes and ballots.

Our principal executive offices are located at 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. It is expected that this Proxy Statement and the form of Proxy will be mailed to shareholders on or about August 30, 2007.

PROPOSAL:

ELECTION OF DIRECTORS

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominee in the following table to serve as a director. Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. One director is to be elected at the Annual Meeting to serve for a term of three years expiring in 2010 and four directors will continue to serve for the terms designated in the following schedule. As indicated below, the individual nominated by our Board of Directors is an incumbent director. We anticipate that the nominee listed in this Proxy Statement will be a candidate when the election is held. However, if for any reason the nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Corporation (except where a proxy withholds authority with respect to the election of the director).

Board of Directors Recommendation

The Board of Directors recommends that shareholders vote in FAVOR of the election of Frank J. Krejci as a director of STRATTEC.

		Director
Name, Principal Occupation for Past Five Years and Directorships	Age	Since

Nominee for election at the Annual Meeting (Class of 2010):
FRANK J. KREJCI	57	1995
President of Wisconsin Furniture, LLC, d/b/a The Custom Shoppe (a manufacturer of custom furniture), since June 1996.
Incumbent Directors (Class of 2008)
MICHAEL J. KOSS	53	1995
President and Chief Executive Officer of Koss Corporation (manufacturer and marketer of high fidelity stereophones for the international consumer electronics market) since 1989. Director of Koss Corporation.
DAVID R. ZIMMER	61	2006
Managing partner and co-founder of Stonebridge Equity LLC (a provider of consulting services primarily to automotive-related manufacturing businesses seeking to develop and complement growth plans, strategic partnerships with foreign companies and merger and acquisition strategies) since 2004. Chief Executive Officer of Twitchell Corporation (a multinational manufacturer of innovative fibers, textiles and coatings) from 2000 until 2003. Director of Twin Disc Inc. and Detrex Corporation.
Incumbent Directors (Class of 2009):
HAROLD M. STRATTON II	59	1994
Chairman, President and Chief Executive Officer of the Corporation since October 2004. Chairman and Chief Executive Officer of the Corporation from February 1999 to October 2004. President and Chief Executive Officer of the Corporation from February 1995 to February 1999. Director and a member of the Compensation Committee of Smith Investment Company and a director of Twin Disc Inc.
ROBERT FEITLER	76	1995
Chairman of the Executive Committee of the Board of Directors of Weyco Group, Inc. (manufacturer, purchaser and distributor of men’s footwear) since April 1996. Director of Weyco Group, Inc.

DIRECTORS’ MEETINGS AND COMMITTEES

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors held five meetings in fiscal 2007, and all of our nominee and incumbent directors attended 100% of the meetings of our Board of Directors and the committees thereof on which they served.

Executive sessions or meetings of outside (non-management) directors without management present are held regularly for a general discussion of relevant subjects. In fiscal 2007, the outside directors met in executive session five times.

Audit Committee

The Board’s Audit Committee is comprised of Messrs. Koss (Chairman), Feitler, Krejci and Zimmer. The Audit Committee is responsible for assisting our Board of Directors with oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of our internal accounting function and independent auditors. The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held two meetings in fiscal 2007.

Compensation Committee

The Board’s Compensation Committee is comprised of Messrs. Feitler (Chairman), Koss, Krejci and Zimmer. The Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, reviews the compensation and benefits of our senior managers (including our Chief Executive Officer) and makes appropriate recommendations to the Board of Directors, and administers our Economic Value Added Plan for Executive Officers and Senior Managers and our Stock Incentive Plan. The Compensation Committee held two meetings during fiscal 2007.

Nominating and Corporate Governance Committee

The Board’s Nominating and Corporate Governance Committee is comprised of Messrs. Krejci (Chairman), Koss, Feitler and Zimmer. The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors by identifying individuals qualified to become members of the Board of Directors and its committees, recommending to the Board of Directors nominees for the annual meeting of shareholders, developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Corporation and assisting the Board of Directors in assessing director performance and the effectiveness of the Board of Directors. The Nominating and Corporate Governance Committee held one meeting in fiscal 2007.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has reviewed the independence of our continuing directors and nominee director at the 2007 Annual Meeting of Shareholders under the applicable standards of the Nasdaq Stock Market. Based on this review, the Board of Directors determined that each of the following directors is independent under those standards:

(1) Robert Feitler                (3) Michael J. Koss

(2) Frank J. Krejci               (4) David R. Zimmer

Based on such standards, Harold M. Stratton II is the only director who is not independent because Mr. Stratton is our Chief Executive Officer.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. We have placed a current copy of the charter of the Nominating and Corporate Governance Committee on our web site located at www.strattec.com. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of the Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Corporation. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous fiscal year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Communications between Shareholders and the Board of Directors

Our shareholders may communicate with the Board or any individual director by directing such communication to our Secretary at the address of our corporate headquarters, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. Each such communication should indicate that the sender is a shareholder of the Corporation and that the sender is directing the communication to one or more individual directors or to the Board as a whole.

All communications will be compiled by our Secretary and submitted to the Board of Directors or the individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Corporation or our business or communications that relate to improper or irrelevant topics. Our Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about the Corporation or where it is a stock-related matter.

Attendance of Directors at Annual Meetings of Shareholders

We expect that all of our directors and nominees for election as directors at an annual meeting of shareholders will attend the annual meeting, absent a valid reason, such as a schedule conflict. All of our directors attended the annual meeting of shareholders held on October 3, 2006.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our web site which is located at www.strattec.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our web site.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of four members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” the Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable standards of the Nasdaq Stock Market and the Securities and Exchange Commission. The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which was amended and restated by the Board of Directors on August 19, 2005. The full text of the Audit Committee’s amended and restated Charter is available on our web site at www.strattec.com.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended July 1, 2007 with our management and with our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as revised; and

•	received and discussed the written disclosures and the letter from our independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees).

Based on such review and discussions with management and with the independent auditors, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2007, for filing with the Commission.

AUDIT COMMITTEE:

Michael J. Koss — Chairman
Robert Feitler
Frank J. Krejci
David R. Zimmer

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, Grant Thornton LLP, during fiscal 2007 and 2006:

	Fiscal Year	Fiscal Year
	Ending July 1,	Ending July 2,
Service Type	2007	2006

Audit Fees(1)	$129,000	$115,700
Audit-Related Fees(2)	22,000	25,200
Tax Fees(3)	5,000	4,000
All Other Fees	—	—

Total Fees Billed	$156,000	$144,900

(1)	Includes fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended July 1, 2007 and July 2, 2006; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and statutory and regulatory agency audits during those fiscal years.

(2)	Consists of fees for ERISA employee benefit plan audits and consultations for financial accounting matters, including conducting due diligence in connection therewith.

(3)	Consists of fees for the preparation of Form 5500 statutory tax returns.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Grant Thornton LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Since the effective date of the Securities and Exchange Commission rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of our independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

Fiscal 2007 Independent Registered Public Accounting Firm

The Board of Directors, upon recommendation of the Audit Committee, will select our independent registered public accounting firm for the 2008 fiscal year. It is expected that a representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit Committee Financial Expert

Our Board of Directors has determined that one of the members of the Audit Committee, Michael J. Koss, qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission based on his work experience and duties as the Chief Financial Officer and Chief Executive Officer of Koss Corporation.

EXECUTIVE OFFICERS

The following table sets forth the name, age, current position and principal occupation and employment during the past five years of our executive officers who are not directors:

Name	Age	Current Position	Other Positions

Patrick J. Hansen	48	Senior Vice President of the Corporation since October 2005; Chief Financial Officer, Treasurer and Secretary of the Corporation since February 1999.	Vice President of the Corporation from February 1999 to October 2005; Corporate Controller of the Corporation from January 1995 to January 1999.
Milan R. Bundalo	56	Vice President — Materials of the Corporation since May 2003.	Director of Materials of the Corporation from October 1995 to May 2003.
Donald J. Harrod	63	Vice President — Engineering and Product of the Corporation since October 2005.	Vice President Engineering and Program Development of the Corporation From April 2003 to October 2005; Vice President — Enginee ring of the Corporation from November 1998 to April 2003.
Kathryn E. Scherbarth	51	Vice President — Milwaukee Operations of the Corporation since May 2003.	Plant Manager of the Corporation from February 1996 to May 2003.

Name	Age	Current Position	Other Positions

Rolando J. Guillot	39	Vice President — Mexican Operations of the Corporation since September 2004.	General Manager — Mexican Operations of the Corporation from September 2003 to August 2004. Plant Manager of STRATTEC de Mexico S.A. de C.V. from January 2002 to September 2003. Mr. Guillot served in various management positions for STRATTEC de Mexico S.A. de C.V. from October 1996 to January 2002.
Dennis A. Kazmierski	55	Vice President — Marketing and Sales of the Corporation since March 1, 2005	Vice President — Engineered Systems Group Business Unit for Metalforming Technologies Inc. from January 1999 to February 28, 2005.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of August 21, 2007 by (i) each director and named executive officer (as defined below), (ii) all directors and executive officers as a group, and (iii) each person or other entity known by us to beneficially own more than 5% of our outstanding common stock.

The following table is based on information supplied to us by the directors, officers and shareholders described above. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of August 21, 2007 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 3,548,585 shares outstanding as of August 21, 2007.

			Nature of Beneficial Ownership
	Total Number		Sole	Sole	Shared	Shared	Sole
	of Shares		Voting and	Voting or	Voting and	Voting or	Voting
Name and Address of Beneficial	Beneficially	Percent of	Investment	Investment	Investment	Investment	Power
Owner(1)	Owned(2)	Class	Power	Power	Power	Power	Only(3)

FMR Corp.(4)	500,000	14.1%	—	500,000	—	—	—
PRIMECAP Management Company(5)	400,437	11.3%	175,337	400,437	—	—	—
Royce & Associates(6)	178,300	5.0%	178,300	—	—	—	—
T. Rowe Price Associates, Inc.(7)	559,500	15.8%	59,300	559,500	—	—	—
Vanguard Horizon Funds(8)	220,000	6.2%	—	220,000	—	—	—
Robert Feitler	15,000	*	15,000	—	—	—	—
Michael J. Koss	1,000	*	1,000	—	—	—	—
Frank J. Krejci	440	*	440	—	—	—	—
Harold M. Stratton II(9)	81,924	2.3%	24,142	—	32,270	—	22
David R. Zimmer	0	*	—	—	—	—	—
Patrick J. Hansen	7,460	*	2,000	—	—	—	—
Donald J. Harrod	6,940	*	1,600	—	—	—	—
Dennis Kazmierski	11,200	*	1,200	—	—	—	—
Rolando J. Guillot	3,910	*	1,600
All directors and executive officers as a group (11 persons)	137,034	3.8%	50,182	—	32,270	—	22

*	Less than 1%.

(1)	Unless otherwise indicated in the other footnotes, the address for each person listed is 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

(2)	Includes the rights of the following persons to acquire shares pursuant to the exercise of currently vested stock options or pursuant to stock options exercisable within 60 days of August 21, 2007: Mr. Stratton — 25,490 shares; Mr. Hansen — 5,460 shares; Mr. Harrod — 5,340 shares; Mr. Kazmierski — 10,000; Mr. Guillot — 2,310; and all directors and executive officers as a group — 54,560 shares.

(3)	All shares are held in the Employee Savings and Investment Plan Trust.

(4)	FMR Corp. (“FMR”), 82 Devonshire Street, Boston, Massachusetts 02109, filed a Schedule 13G dated February 12, 1999, as amended by a Schedule 13G/A dated February 14, 2000, a Schedule 13G/A dated March 10, 2000, a Schedule 13G/A dated February 14, 2001, a Schedule 13G/A dated February 14, 2002, a Schedule 13G/A dated February 14, 2003, a Schedule 13G/A dated February 16, 2004, a Schedule 13G/A dated February 14, 2005, a Schedule 13G/A dated February 14, 2006 and a Schedule 13G/A dated February 14, 2007, reporting that as of December 31, 2006, it was the beneficial owner of 500,000 shares of Common Stock. The shares of Common Stock beneficially owned by FMR include 500,000 shares as to which FMR has sole investment power. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 500,000 shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity’s ownership of an investment company, the Fidelity Low Priced Stock Fund, comprised the entire 500,000 shares. Edward C. Johnson, the Chairman of FMR, by virtue of his position with FMR, has the sole power to direct the disposition of the shares deemed owned by Fidelity.

(5)	PRIMECAP Management Company (“PRIMECAP”), 225 South Lake Avenue, Suite 400, Pasadena, California 91101-3005, filed a Schedule 13G dated June 17, 1999, as amended by a Schedule 13G/A dated April 7, 2000, a Schedule 13G/A dated March 9, 2001, a Schedule 13G/A dated August 31, 2002, a Schedule 13G/A dated March 30, 2005, a Schedule 13G/A dated August 3, 2005, a Schedule 13G/A dated February 8, 2006 and a Schedule 13G/A dated February 9, 2007, reporting that as of December 31, 2006, it was the beneficial owner of 400,437 shares of Common Stock. The shares of Common Stock beneficially owned by PRIMECAP include 175,337 shares as to which PRIMECAP has sole voting power and 400,437 shares as to which PRIMECAP has sole investment power.

(6)	Royce & Associates, LLC, 1414 Avenue of the Americas, New York, New York 10019, filed a Schedule 13G dated February 5, 2003, as amended by a Schedule 13G/A dated March 28, 2003, a Schedule 13G/A dated February 6, 2004, a Schedule 13G/A dated March 8, 2004, a Schedule 13G/A dated February 3, 2005, a Schedule 13G/A dated January 31, 2006 and a Schedule 13G/A dated January 25, 2007, reporting that as of December 31, 2006, it was the beneficial owner of 178,300 shares of Common Stock, with sole voting and investment power as to all of such shares.

(7)	T. Rowe Price Associates, Inc. and on behalf of T. Rowe Price Small-Cap Stock Fund, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G/A dated February 9, 2000, as amended by a Schedule 13G/A dated April 7, 2000, a Schedule 13G/A dated February 12, 2001, a Schedule 13G/A dated February 14, 2002, a Schedule 13G/A dated February 14, 2003, a

Schedule 13G/A dated February 13, 2004, a Schedule 13G/A dated February 14, 2005, a Schedule 13G/A dated February 14, 2006 and a Schedule 13G/A dated February 14, 2007, reporting that T. Rowe Price was the beneficial owner of 559,500 shares of Common Stock. The shares of Common Stock beneficially owned by T. Rowe Price include 59,300 shares as to which T. Rowe Price has sole voting power and 559,500 shares as to which T. Rowe Price has sole investment power.

(8)	Vanguard Horizon Funds, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, filed a Schedule 13G dated February 13, 2002, as amended by a Schedule 13G/A dated February 11, 2003, a Schedule 13G/A dated February 3, 2004, a Schedule 13G/A dated February 11, 2005, a Schedule 13G/A dated February 13, 2006 and a Schedule 13G/A dated November 30, 2006, reporting that it was the beneficial owner of 220,000 shares of Common Stock, with sole voting power as to all of such shares.

(9)	Includes 10,100 shares held in trusts as to which Mr. Stratton is co-trustee and beneficiary, 169 shares owned by Mr. Stratton’s spouse, 20,560 shares owned jointly by Mr. Stratton and his spouse, 938 shares as to which Mr. Stratton is custodian on behalf of his children, 1,441 shares held in trusts as to which Mr. Stratton is co-trustee and 22 shares held in the Employee Savings and Investment Plan Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or 5. The rules promulgated by the SEC under section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the SEC pursuant to section 16(a). Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% shareholders have filed with the SEC on a timely basis all reports required to be filed under section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses our compensation policies and decisions for fiscal 2007 and the first part of fiscal 2008 prior to the date of this proxy statement for the five executive officers listed below in the Summary Compensation Table. Throughout this proxy statement, we refer to these five executive officers as our “named executive officers.”

Our Compensation Objectives

The objectives of the Compensation Committee in establishing compensation arrangements for our executive officers are to:

•	attract and retain key executives who are important to our continued success through competitive compensation arrangements; and

•	provide strong financial incentives, at reasonable cost to the shareholders, for performance and for our senior management to enhance the value of our shareholders’ investment.

We believe we have designed and implemented a compensation program to achieve those objectives based on the following:

•	Each executive officer receives a base salary which we believe is competitive and fair, but also relatively modest in comparison to potential compensation that is variable based on our performance.

•	A significant portion of total compensation for our executive officers is contingent on performance. Such variable compensation includes both annual cash incentive bonuses dependent on our achieving specific company-wide financial performance objectives and individual performance objectives and long-term equity compensation in the form of leveraged stock options and shares of restricted stock.

•	The Compensation Committee also has the authority to grant discretionary cash bonuses if deemed appropriate based on individual and company performance.

•	Our Economic Value Added Plan for Executive Officers and Senior Managers provides for annual bonus payouts based on the achievement of objective financial criteria, with minimum financial growth targets that must be met as a condition to payouts under these plans.

•	Our Stock Incentive Plan (which was most recently restated in 2005) prohibits discounted stock options. Leveraged stock option grants to our executive officers vest on the third anniversary of the grant date and expire on the fifth anniversary of the grant date. Shares of restricted stock granted to our executive officers also vest on the third anniversary of the grant date. These vesting limitations support our objective of retention.

•	Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, a significant proportion of the compensation of our executive officers is based on variable cash bonuses and equity compensation.

•	Our compensation program is clear and straightforward. Nearly all of the current compensation paid to our executive officers is based on only three components, base salary, annual incentive cash bonuses, and equity compensation in the form of leveraged stock option grants and awards of shares of restricted stock. We currently provide our executive officers with a very modest level of perquisites or other benefits that are not available to all of our employees. “All Other Compensation” reported in the Summary Compensation Table constituted less than 3% of “Total Compensation” for our named executive officers in fiscal 2007.

Our Compensation Process

Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors. Our Compensation Committee consists of four independent directors under the applicable standards of the NASDAQ Stock Market. Robert Feitler is the Chairman of our Compensation Committee and the other members of the Compensation Committee are Michael J. Koss, Frank J. Krejci and David R. Zimmer. Additional information regarding our Compensation Committee is disclosed above under “Directors Meetings and Committees — Compensation Committee” above.

Many key compensation decisions are made during the first quarter of the fiscal year as the Compensation Committee meets to review performance for the prior year under our Economic Value Added Plan for Executive Officers and Senior Managers, determine awards under our Stock Incentive Plan and set compensation targets and objectives for the coming year. However, our Compensation Committee also views compensation as an ongoing process, and meets regularly throughout the year for purposes of planning and evaluation. The Compensation Committee held two meetings during fiscal 2007 as well as a meeting held on August 21, 2007 to review performance for fiscal 2007. At each meeting, the Compensation Committee held an executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Committee and well as materials specifically requested by members of the Committee.

Our management plays a significant role in assisting the Compensation Committee in its oversight and determination of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing individual and company-wide performance targets and objectives, recommending salary levels and option and other equity incentive grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Committee. Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans as well as specific compensation levels for our executive officers and other key employees, other than the Chief Executive Officer. Members of management who were present during Compensation Committee meetings in fiscal 2007 and 2008 included the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any such advisers. During fiscal 2007 and 2008 to date, the Compensation Committee did not engage any consultants to assist it in reviewing the Corporation’s compensation practices and levels. Our Compensation Committee also reviews annually an independent survey prepared by RSM McGladrey of a broad group of organizations within the durable goods manufacturing industry. This survey is based upon industry-wide studies, and not necessarily companies in the automotive parts industry. Our Compensation Committee believes this industry-wide survey represents a better cross section from which to draw executive talent and compare compensation levels. The Board of Directors and the Compensation Committee discussed the results of this survey at meetings held in fiscal 2007 and 2008 and subsequently formally approved matters relating to the compensation programs and plans for our Chief Executive Officer, Chief Financial Officer and other executive officers. The results of this review are reflected in our current compensation policies and plans. The Compensation Committee expects to continue to use this survey in connection with reviewing and establishing our compensation practices.

Components of Executive Compensation

For executive officers, the primary components of total compensation continue to be:

•	base salary;

•	annual incentive compensation bonuses; and

•	long-term incentive compensation in the form of leveraged stock options and awards of shares of restricted stock.

We evaluate targeted total compensation levels for our executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A large portion of potential compensation for our executive officers is performance-based. For performance-based compensation, we combine annual cash incentive bonuses that are tied to short-term, company-wide measures of operating performance, rather than appreciation in our stock price, and long-term equity compensation in the form of leveraged stock options and shares of restricted stock that vest on the three year anniversary of the date of grant to provide an incentive for long-term appreciation in our stock price.

Base Salary.  Base salary is a key component of executive compensation. In determining base salaries, the Compensation Committee considers the executive officer’s qualifications and experience, the executive officer’s responsibilities, the executive officer’s past performance, the executive officer’s goals and objectives, and salary levels for comparable positions in an independent survey of a broad group of domestic industrial organizations from all segments of industry. Each executive officer’s base salary for fiscal 2007 was positioned near the median derived from the survey for positions with similar responsibilities at companies with a similar level of sales (approximately $200 million in annual sales revenue).

The base salaries of the named executive officers were initially set by their respective employment agreements and were initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. Each executive officer’s employment agreement contains an evergreen renewal feature that automatically extends the agreement for an additional year each June 30, unless advance notice is provided. The base salary, as provided in the employment agreement, may not be decreased from the prior year’s level, but can be increased in the discretion of the Compensation Committee. As noted above, in general, the base salaries have been near the median level derived from the survey for similar positions. In determining salary adjustments for executive officers, our Compensation Committee considers various factors, including the individual’s performance and contribution, the average percentage pay level for similar positions as reflected in the survey and our performance. The Compensation Committee, where appropriate, also considers non-financial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with our customers and employees. The Compensation Committee exercises discretion in increasing the base salaries of our executive officers from the prior fiscal year within the guidelines discussed above.

Annual Incentive Bonuses.  Executive officers and other full-time employees are eligible to receive annual incentive cash bonuses under our Economic Value Added Plan for Executive Officers and Senior Managers. While we principally rely on this bonus plan with objective targets for annual cash incentive bonuses, in some years the Compensation Committee may decide to grant discretionary cash bonuses outside of the Economic Value Added Plan for Executive Officers and Senior Managers based on special circumstances such as the acquisition or disposition of a business.

Participants under our Economic Value Added Plan for Executive Officers and Senior Managers include our executive officers and other senior managers determined by our Compensation Committee based upon recommendations from our Chief Executive Officer. The purpose of using Economic Value Added is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in our value to our shareholders. In general, Economic Value Added is our net operating profit after cash basis taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of our capital. We believe that Economic Value Added improvement is the financial performance measure most closely correlated with increases in shareholder value.

The amount of bonus which a participant is entitled to earn is derived from a Company Performance Factor and from an Individual Performance Factor. We determine the Company Performance Factor by reference to our financial performance relative to a targeted cash-based return on capital established by our Compensation Committee, which is intended to approximate our weighted cost of capital. We determine the Individual Performance Factor by reference to the level of attainment of certain quantifiable and non-quantifiable company and individual goals which contribute to increasing the company’s value to our shareholders. Individual Target Incentive

Awards under the Economic Value Added Plan for Executive Officers and Senior Managers range from 75% of base compensation for our Chairman, President and Chief Executive Officer to 35%-45% of base compensation for other officers for fiscal 2007. The formula for calculating bonuses under the Economic Value Added Plan for Executive Officers and Senior Managers is: Base Salary x Target Incentive Award x (50% of the Company Performance Factor + 50% of the Individual Performance Factor). A portion of this bonus amount, however, is subject to an at risk “Bonus Bank” described below.

The Economic Value Added Plan for Executive Officers and Senior Managers provides the powerful incentive of an uncapped bonus opportunity, but also uses a “Bonus Bank” to ensure that significant Economic Value Added improvements are sustained before significant bonus awards are paid out. Pursuant to the terms of the Economic Value Added Plan for Executive Officers and Senior Managers, the Bonus Bank feature applies to those participants determined by the Compensation Committee to be “Executive Officers,” which includes all of our named executive officers. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance for the named executive officer. Except as noted in the following sentence, the bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the Bonus Bank balance at the end of the year. Regardless of whether a bonus is earned for a year, those persons designated as “Executive Officers” under the Economic Value Added Plan for Executive Officers and Senior Managers shall not be entitled to receive a bonus in any plan year in which no bonuses are paid to participants in our Economic Value Added Bonus Plan for Salaried Employees or our Economic Value Added Bonus Plan for Represented Employee Associates. Instead, such amounts are added to, and are subject to, the executive officer’s at risk “Bonus Bank” and are not paid out until there is a positive Bonus Bank balance as described below.

Because we use the Bonus Bank feature, we must experience significant Economic Value Added improvements for several years to ensure full payout of the accrued bonus to the executive officer. A Bonus Bank account is considered “at risk” in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus. On termination of employment due to death, disability or retirement or by us without cause, any positive available balance in the Bonus Bank will be paid to the terminated executive officer or his designated beneficiary or estate. Executive officers who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive available balance. The executive officer is not expected to repay negative balances upon termination or retirement.

As noted below under the section titled “Fiscal 2008 Amendments to the Economic Value Added Plan for Executive Officers and Senior Managers,” our Board of Directors has adopted amendments to our Economic Value Added Plan for Executive Officers and Senior Managers which are effective beginning in fiscal 2008. The amendments include changes to the “Bonus Bank” feature of the plan.

Equity Based Compensation.  We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our shareholders. Our Stock Incentive Plan authorizes the Compensation Committee to issue both stock options and restricted stock, as well as other forms of equity incentive compensation. To date, awards to our executive officers under the Stock Incentive Plan have consisted solely of leveraged stock options and shares of restricted stock. Our shareholders approved the current amended version of our Stock Incentive Plan at the 2005 Annual Meeting of Shareholders.

In determining the total size of equity awards, the Compensation Committee considers various factors such as the outstanding number of options and shares of restricted stock, the amount of additional shares available for issuance under the Stock Incentive Plan, the level of responsibility of the proposed recipient and their performance and the percent of the outstanding shares of our common stock represented by outstanding options and shares of restricted stock. The method of calculating the number of leveraged stock options granted to each executive officer, and the method of determining their exercise price, is set forth in the Economic Value Added Plan for Executive Officers and Senior Managers and Stock Incentive Plan. These leveraged stock options typically have an exercise price that simulates a stock purchase with 10:1 leverage.

All leveraged stock option grants to executive officers incorporate the following terms:

•	the term of the option does not exceed five years;

•	the grant price exceeds the market price of our common stock on the date of grant; and

•	options vest on the third anniversary of the grant date.

The maximum aggregate number of leveraged stock options to be granted each year is 40,000. If the total bonus payout under our Economic Value Added program produces more than 40,000 leveraged stock options in any fiscal year, then the leveraged stock options granted for that year will be reduced pro-rata based on proportionate total bonus payouts under the Economic Value Added Plan for Executive Officers and Senior Managers. The amount of any such reduction shall be carried forward to subsequent years and invested in leveraged stock options to the extent the annual limitation is not exceeded in future years. The shares of restricted stock awarded under the Stock Incentive Plan vest three years after the grant date and have all the rights of our shares of common stock, including voting and dividend rights.

Perquisites and Other Compensation.  Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans. In addition, our executive officers each receive at least two times their base salary up to $500,000 of group term life insurance coverage and Mr. Kazmierski receives automobile allowance payments of $800 per month. These benefits are included in the Summary Compensation Table in the “All Other Compensation” column.

Retirement Benefits.  We maintain a defined benefit retirement plan that covers substantially all of our United States employees, including our executive officers. Under this retirement plan our employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under this retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($225,000 in 2007).

Our executive officers also participate in a program which supplements benefits under the defined benefit retirement plan described above. Under our Supplemental Executive Retirement Plan, executive officers are provided with additional increments of (a) 0.50% of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the defined benefit retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the defined benefit retirement plan dollar compensation limit per year of credited service. We have created a Rabbi trust for deposit of the aggregate present value of the benefits described above for our executive officers.

Compensation Decisions for Fiscal 2007

Base Salary.  We do not provide any standard annual increases in the base salaries of our executive officers. Instead our Compensation Committee annually reviews the base salaries of our executive officers as determined by a defined formula. That formula uses the following factors: Industry-wide general salary increases; the executive officer’s current salary in relation to the survey data (as described previously) for the officer’s position; and a performance factor based on the individual and company-wide performance criteria described above. Based on a review of the individual salary data thus derived, the Committee approves appropriate adjustments to the executive officer’s base compensation. For fiscal 2007, our named executive officers were paid the following base salaries, effective as of September 1, 2006:

Name	2007 Base Salary

Harold M. Stratton II	$375,000
Patrick J. Hansen	$204,500
Donald J. Harrod	$175,000
Dennis Kazmierski	$188,000
Rolando J. Guillot	$165,000

Annual Incentive Bonuses.  For fiscal 2007, no bonuses were accrued under our Economic Value Added formula for our named executive officers.

Equity Awards.  None of our named executive officers received leveraged stock option grants during fiscal 2007. However, our Compensation Committee awarded to each of our executive officers (other than our Chief Executive Officer) a grant of shares of restricted stock on August 22, 2006 based upon our financial performance for fiscal 2006. Mr. Hansen was awarded 800 shares of restricted and each of Mr. Harrod, Mr. Kazmierski and Mr. Guillot were awarded 600 shares of restricted stock on August 22, 2006. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $40.00 as determined pursuant to FAS No. 123R.

On August 21, 2007, we also made specified grants of shares of restricted stock based upon fiscal 2007 performance of 600 shares to Mr. Hansen and 400 shares to each of Mr. Harrod, Mr. Kazmierski and Mr. Guillot. No shares of restricted stock were granted to Mr. Stratton. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $47.78 as determined pursuant to FAS No. 123R.

The Compensation Committee did not make any grants of leveraged stock options to the named executive officers based upon fiscal year 2007 performance.

Change of Control and Severance Benefits

We have entered into an employment agreement and a change of control agreement with each of our named executive officers. The employment agreements set forth the current terms and conditions for employment of the executive officers, and include severance benefits, and noncompetition and confidentiality covenants restricting the executive’s activities both during and for a period of time after employment. The change of control employment agreements guarantee the employee continued employment following a “change of control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. These change of control agreements become effective only upon a defined change in control of the Corporation, or if the employee’s employment is terminated upon, or in anticipation of such a change in control, and automatically supersede any existing employment agreement. These agreements are summarized in more detail below under “Employment Agreements” and “Post-Employment Compensation.”

The employment agreements with the named executive officers provide for continuation of salary and dental and health coverage benefits for a period after termination of employment because of the death or disability of the executive officer or because of a termination of employment by us other than for cause (as defined in the employment agreements). We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements. The terms of these arrangements and the amount of benefits available to the named executive officers are described below under “Post-Employment Compensation.”

Under the change of control agreements, if during the employment term (three years from the change in control) the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee’s annual salary and bonus and a “gross-up” payment which will, in general, effectively reimburse the employee for any amounts paid under federal excise taxes. Again, we believe that these severance benefits are important as a recruiting and retention device.

Additionally, under our Stock Incentive Plan, all outstanding stock options immediately vest upon a change of control and all forfeiture or other restrictions on the shares of restricted stock lapse upon a change of control.

Benchmarking

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. However, the Compensation Committee does review information regarding pay practices at other companies to evaluate whether our compensation practices are competitive in the marketplace and as one of many factors that it considers in assessing the reasonableness of compensation. As part of our Compensation Committee’s review of our compensation policies and practices, we review a peer group survey prepared by RSM McGladrey of a broad group of organizations within the durable goods manufacturing industry that are similar in size to STRATTEC showing median compensation for executive officers with comparable positions as our executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. Through the end of fiscal 2007, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in Section 162(m). Our Stock Incentive Plan is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, including the requirement that such plan be approved by our shareholders. As a result, we believe that awards under this plan satisfy the requirements for “performance-based compensation” under Section 162(m) and, accordingly, do not count against the $1,000,000 limit and are deductible by us. Other compensation paid or imputed to individual executive officers covered by Section 162(m) may not satisfy the requirements for “performance-based compensation” and may cause non-performance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit. Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Accounting for Stock-Based Compensation.  Beginning on July 4, 2005, we began accounting for stock-based payments, including stock options and restricted stock under our Stock Incentive Plan, in accordance with the requirements of FAS 123R. The Compensation Committee considers the impact of the expense to STRATTEC under FAS 123R, among other factors, in making its decisions with respect to stock option and restricted stock grants.

Timing of Equity Incentive Grants

We have a consistently applied practice of making all stock option and restricted stock grants to employees (other than inducement grants to new employees) annually on the date of the quarterly meeting of the Board of Directors held in August of each year, after we announce earnings for the prior year. The grant date (other than for inducement grants to new employees) is always the date of approval of the grant by our Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment.

Fiscal 2008 Amendments to the Economic Value Added Plan for Executive Officers and Senior Managers

Effective beginning in fiscal 2008, our Board of Directors has amended the Economic Value Added Plan for Executive Officers and Senior Managers. The amendments modify the Economic Value Added Plan for Executive Officers and Senior Managers as follows:

•	Under the plan, as previously amended on August 22, 2006, a participant could not receive a bonus payment even if the individual participant met their own personal objectives if no bonuses were to be paid to participants in our Economic Value Added Bonus Plan for Salaried Employees or our Economic Value Added Bonus Plan for Represented Employee Associates because our company performance factor was below zero. This restriction has been eliminated so that individual performance can be rewarded based on the participant meeting his or her personal objectives.

•	A participant’s Bonus Bank balance may not be negative.

•	The plan no longer excludes cash and investments in determining our level of capital employed in our business. Additionally, the plan assumes that our capital structure is 80% equity and 20% debt. Using this assumed capital structure, our cost of capital under the amended plan has been set at 10% for fiscal 2008. Our Compensation Committee will review our cost of capital annually prior to each fiscal year.

•	The EVA plan target for fiscal year 2008 was set at $1,154,000.

•	The EVA leverage factor under the plan was reduced from 5% to 3%. The EVA leverage factor for the plan for fiscal year 2008 was set at $3,316,000.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management and, based on such review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Robert Feitler (Chairman)
Michael J. Koss
Frank J. Krejci
David R. Zimmer

Summary Compensation Table

The following table provides information for fiscal 2007 concerning the compensation paid by us to the person who served as our principal executive officer in fiscal 2007, the person who served as our principal financial officer in fiscal 2007 and our three other most highly compensated executive officers based on their total compensation in fiscal 2007. We refer to these five executive officers as our “named executive officers” in this proxy statement.

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified
						Incentive	Deferred
				Option	Stock	Plan	Compensation	All Other
	Fiscal		Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	(6)	Total

Harold M. Stratton II,	2007	$367,760	—	$82,639	$25,620	—	$381,443	$8,715	$866,177
Chairman, President and Chief Executive Officer
Patrick J. Hansen,	2007	$203,167	—	$18,533	$19,420	—	$46,078	$6,644	$293,842
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Donald J. Harrod,	2007	$173,432	—	$18,360	$17,127	—	$77,631	$7,385	$293,935
Vice President- Engineering and Product
Dennis A. Kazmierski,	2007	$187,250	—	$80,681	$10,295	—	—	$16,407	$294,633
Vice President-Marketing and Sales
Rolando J. Guillot,	2007	$161,679	—	$12,276	$17,127	—	$57,736	$5,136	$253,954
Vice President-Mexican Operations

Explanatory Notes for Summary Compensation Table:

1. In August 2007, the Compensation Committee decided not to award any bonus payments under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers based on fiscal 2007 performance. See “Compensation Discussion and Analysis.”

2. These amounts reflect the dollar value of the compensation cost of all outstanding option awards recognized over the requisite service period, computed in accordance with FAS 123(R) and, therefore, includes amounts from awards granted prior to fiscal 2007 that vested in fiscal 2007. We calculated the fair value of option awards using the Black-Sholes option pricing model. For purposes of this calculation, the impact of forfeitures is excluded until they actually occur. The other assumptions made in valuing the option awards are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2007 Annual Report on Form 10-K and such information is incorporated herein by reference.

3. These amounts reflect the dollar value of the compensation cost of all outstanding restricted stock awards recognized over the requisite service period, computed in accordance with FAS 123(R). The assumptions made in valuing the stock awards are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2007 Annual Report on Form 10-K and such information is incorporated herein by reference.

4. This column discloses the dollar value of all amounts earned by the named executive officers under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers for performance in 2007 which where tied to long-term incentive performance targets. See “Compensation Analysis and Discussion.”

5. “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” includes the fiscal year 2007 aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under our defined benefit pension plan and supplemental executive retirement pension plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our fiscal year 2007 audited financial statements. See the caption “Retirement Plans and Post Retirement Costs” in the Notes to our Consolidated Financial Statements in the fiscal year 2007 Annual Report on Form 10-K and such information is incorporated herein by reference.

6. The table below shows the components of this column, which include our match for each individual’s 401(k) plan contributions, the cost of premiums paid by us for term life insurance under which the named executive officer is a beneficiary and perquisites consisting of an automobile allowance for Mr. Kazmierski.

				Total ‘‘All Other
Name	401(k) Match	Life Insurance	Perquisites	Compensation”

Harold M. Stratton II	$6,909	$1,806	$—	$8,715
Patrick J. Hansen	$6,095	$549	$—	$6,644
Donald J. Harrod	$5,203	$2,182	$—	$7,385
Dennis A. Kazmierski	$5,618	$1,189	$9,600	$16,407
Rolando J. Guillot	$4,850	$286	$—	$5,136

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were granted to the named executive officers during fiscal year 2007, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. Non-equity incentive plan awards are awards that are not subject to FAS 123(R)and are intended to serve as an incentive for performance to occur over a specified period. There are no equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FAS 123(R).

					All Other
					Option	All Other
					Awards:	Stock
					Number of	Awards:	Grant Date
		Estimated Future Payouts Under			Securities	Number of	Fair Value
		Non-Equity Incentive Plan Awards			Underlying	Shares of	of Stock
	Grant	Threshold	Target	Maximum	Options	Stock	Awards
Name	Date	(1)	(1)	(1)	(2)	(3)	(4)

Harold M. Stratton II	—	—	—	—	—	—	—
Patrick J. Hansen	08/22/06	—	—	—	—	800	$32,000
Donald J. Harrod	08/22/06	—	—	—	—	600	$24,000
Dennis A. Kazmierski	08/22/06	—	—	—	—	600	$24,000
Rolando J. Guillot	08/22/06	—	—	—	—	600	$24,000

(1)	These amounts show the range of payouts targeted for fiscal 2007 performance under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers as described in “Compensation Discussion and Analysis.” Based upon our fiscal 2007 performance, no future amounts are targeted to be paid under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers.

(2)	There were no option awards granted during fiscal year 2007.

(3)	The restricted stock awards were granted on August 22, 2006 and vest on August 22, 2009, the three-year anniversary of the grant date.

(4)	The value of the award is based upon the August 22, 2006 grant date fair value of $40.00 per share determined pursuant to FAS 123(R). The grant date fair value is the amount we expense in our financial statements over the award’s three year vesting schedule. See notes to our consolidated financial statements filed with the SEC on August 30, 2007 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and restricted stock awards held by the named executive officers at July 1, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
	Number of	Number of						Market Value of
	Securities	Securities				Number of		Shares or Units
	Underlying	Underlying				Shares or		of Stock That
	Unexercised	Unexercised	Option	Option		Units of Stock		Have Not
	Options (#)	Options (#)	Exercise	Expiration		That Have Not		Vested
Name	Exercisable	Unexercisable	Price ($)	Date		Vested (#)		($)(5)

Harold M. Stratton II	24,760	—	58.59	08/20/07	(1)	1,500	(6)	70,455
	25,490	—	61.68	08/19/08	(2)	—		—
	—	17,930	61.22	08/19/10	(3)	—		—
Patrick J. Hansen	5,190	—	58.59	08/20/07	(1)	600	(6)	28,182
	5,460	—	61.68	08/19/08	(2)	800	(7)	37,576
	—	4,050	61.22	08/19/10	(3)	—		—
Donald J. Harrod	5,320	—	58.59	08/20/07	(1)	600	(6)	28,182
	5,340	—	61.68	08/19/08	(2)	600	(7)	28,182
	—	4,020	61.22	08/19/10	(3)	—		—
Dennis A. Kazmierski	10,000	5,000	56.08	03/01/15	(4)	200	(6)	9,394
	—	1,220	61.22	08/19/10	(3)	600	(7)	28,182
Rolando J. Guillot	1,210	—	58.59	08/20/07	(1)	600	(6)	28,182
	2,310	—	61.68	08/19/08	(2)	600	(7)	28,182
	—	2,830	61.22	08/19/10	(3)	—		—

(1)	The common stock option vested on August 20, 2005, the third anniversary of the grant date.

(2)	The common stock option vested on August 19, 2006, the third anniversary of the grant date.

(3)	The common stock option vests on August 19, 2008, the third anniversary of the grant date.

(4)	The common stock option vests pro rata over a three-year period on each of March 1, 2006, March 1, 2007 and March 1, 2008.

(5)	Market value equals the closing market price of our common stock on July 1, 2007, which was $46.97, multiplied by the number of shares of restricted stock.

(6)	The shares of restricted stock vest on October 4, 2008, the third anniversary of the grant date.

(7)	The shares of restricted stock vest on August 22, 2009, the third anniversary of the grant date.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during fiscal 2007 and no shares of restricted stock previously granted to our named executive officers vested during the last fiscal year.

Pension Benefits Table

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers are included under the caption “Retirement Plans and Postretirement Costs” included in the Notes to Consolidated Financial Statements in the fiscal year 2007 Annual Report on Form 10-K, and such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in STRATTEC’s audited financial statements for the year ended July 1, 2007. The table also reports any pension benefits paid to each named executive officer during the year.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Harold M. Stratton II	STRATTEC SECURITY CORP. Retirement Plan	30	973,635	—
	Non-Qualified Supplemental Executive Retirement Plan	30	2,579,255	—
Patrick J. Hansen	STRATTEC SECURITY CORP. Retirement Plan	13	171,077	—
	Non-Qualified Supplemental Executive Retirement Plan	8	55,487	—
Donald J. Harrod	STRATTEC SECURITY CORP. Retirement Plan	9	257,444	—
	Non-Qualified Supplemental Executive Retirement Plan	9	131,035	—
Dennis A. Kazmierski	STRATTEC SECURITY CORP. Retirement Plan	2	0	—
	Non-Qualified Supplemental Executive Retirement Plan	2	0	—
Rolando J. Guillot	STRATTEC SECURITY CORP. Retirement Plan	17	178,912	—
	Non-Qualified Supplemental Executive Retirement Plan	3	5,169	—

Employment Agreements

Each of our named executive officers has signed an employment agreement with STRATTEC. The term of each employment agreement automatically extends for one year each June 30 unless either party gives 30 days’ notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. We agree to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all of our other salaried employees who are in comparable positions.

The terms of these employment agreements include the following:

•	each of these executive officers is entitled to participate in our bonus plans and stock incentive plan;

•	each of these executive officers is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

•	each of these executive officers will also receive at our expense group term life insurance coverage equal to two times their base salary subject to a maximum amount of coverage equal to $500,000;

•	each of these executive officers has agreed not to compete with us during employment and for a period equal to the shorter of one year following termination of employment or the duration of the employee’s employment with us and has agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for two years thereafter; and

•	each employment agreement contains severance benefits, which are summarized below under “Executive Compensation-Post-Employment Compensation.”

Post-Employment Compensation

401(k) Plan Benefits

Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees. In any plan year, we will contribute to each participant a matching contribution equal to 50% on the first 6% of an employee’s annual wages. All of our executive officers participated in our 401(k) plan during fiscal 2007 and received matching contributions.

Retirement Plan and Supplemental Executive Retirement Plan

We maintain a defined benefit retirement plan covering all executive officers and substantially all other employees in the United States. Under the defined benefit retirement plan, nonbargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under the defined benefit retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($225,000 in 2007).

Executive officers also participate in a program which supplements benefits under the defined benefit retirement plan. Under the Supplemental Executive Retirement Plan, executive officers are provided with additional increments of (a) 0.50% of compensation (as limited under the defined benefit retirement plan ) per year of credited service over the benefits payable under the defined benefit retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the defined benefit retirement plan dollar compensation limit per year of credited service. A Rabbi trust has been created for deposit of the aggregate present value of the benefits described above for executive officers.

The following table shows total estimated annual benefits payable from the defined benefit retirement plan and the Supplemental Executive Retirement Plan to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single life basis and adjusted for the projected Social Security offset:

	Annual Pension Payable for Life
Average Annual Compensation in Highest	After Specified Years of Credited Service
5 of Last 10 Calendar Years of Service	10 Years	20 Years	30 Years	40 Years

$100,000	$17,500	$35,000	$52,500	$70,000	*
150,000	28,000	56,000	84,000	105,000	*
200,000	38,500	77,000	115,500	140,000	*
250,000	49,000	98,000	147,000	175,000	*
300,000	59,500	119,000	178,500	210,000	*
350,000	70,000	140,000	210,000	245,000	*
400,000	80,500	161,000	241,500	280,000	*
450,000	91,000	182,000	273,000	315,000	*
500,000	101,500	203,000	304,500	350,000	*
550,000	112,000	224,000	336,000	385,000	*
600,000	122,500	245,000	367,700	420,000	*
650,000	133,000	266,000	399,000	455,000	*
700,000	143,500	287,000	430,500	490,000	*

*	Figures reduced to reflect the maximum limitation under the plans of 70% of compensation.

The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by our program will receive the full pension to which he or she would be entitled in the absence of such limitations.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and change of control employment agreements with each of our named executive officers that provide for severance benefits following a termination of employment, as well as provide employment benefits in connection with a change of control (as defined in the change of control agreements).

The employment agreements with our named executive officers provide that if the executive officer’s employment is terminated as a result of the death or disability of such executive officer, then the executive officer (or his or her beneficiary) is entitled to continuation of the executive officer’s then effective base salary for a period of six months after termination and continuation of medical, dental and health coverage for such six month period after termination of employment. If the executive officer’s employment is terminated by us without cause (as defined the employment agreements), then the executive officer will be entitled to continuation of the executive officer’s then effective base salary for the longer of six months after termination or the then remaining term of the employment period and continuation of medical, dental and health coverage for such period after termination of employment.

Each of our named executive officers has also signed a change of control employment agreement which guarantees the employee continued employment following a change in control (as defined in the agreements) on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. Such agreements become effective only upon a defined change of control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of such a change of control, and automatically supersede any existing employment agreement once they become effective. Under the agreements, if during the employment term (three years from the change in control), the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his or her employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change of control, then the executive officer is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee’s annual salary, bonus, specified retirement plan benefits and a “gross-up” payment which will, in general, effectively reimburse the employee for any amounts paid under federal excise taxes.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated as of July 1, 2007 under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Benefits(1)	Total

Harold M. Stratton II	$375,000	$14,703	$389,703
Patrick J. Hansen	$204,500	$13,446	$217,946
Donald J. Harrod	$175,000	$10,336	$185,336
Dennis A. Kazmierski	$188,000	$14,086	$202,086
Rolando J. Guillot	$165,000	$13,182	$178,182

(1)	The benefits consist of expenses for the continuation of medical, dental, health, life and disability coverage for a twelve month period.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated as of July 1, 2007 under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Change of Control Agreements
Following a Change of Control

			Retirement
Name	Salary	Bonus	Benefits	Gross Up	Benefits(1)	Total

Harold M. Stratton II	$1,125,000	$893,025	$32,862	$—	$44,109	$2,094,996
Patrick J. Hansen	$613,500	$212,079	$4,732	$324,188	$40,338	$1,194,837
Donald J. Harrod	$525,000	$205,626	$15,529	$282,102	$31,008	$1,059,265
Dennis A. Kazmierski	$564,000	$64,014	$10,548	$254,282	$42,258	$935,102
Rolando J. Guillot	$495,000	$148,098	$3,325	$276,882	$39,546	$962,851

(1)	The benefits consist of expenses for the continuation of medical, dental, life and disability coverage for a three year period.

As described above, our Stock Incentive Plan also provides for immediate vesting of all outstanding options and the lapse of any forfeiture provisions or other restrictions on outstanding shares of restricted stock upon a change of control of STRATTEC. The following table sets forth the unvested stock options and shares of restricted stock of our named executive officers as of July 1, 2007 that would become vested in the event of a change of control of STRATTEC.

			Number of
	Number of Shares	Unrealized Value	Restricted	Unrealized Value of
	Underlying	of Unvested	Shares That are	Unvested Restricted
Name	Unvested Options	Options(1)	Unvested	Stock(2)

Harold M. Stratton II	17,930	$0	1,500	$70,455
Patrick J. Hansen	4,050	$0	1,400	$65,758
Donald J. Harrod	4,020	$0	1,200	$56,364
Dennis A. Kazmierski	6,220	$0	800	$37,576
Rolando Guillot	2,830	$0	1,200	$56,364

(1)	Unrealized value equals the closing market value of our common stock as of July, 1, 2007, minus the exercise price, multiplied by the number of unvested shares of our common stock as of such date. The closing market value of our Common Stock on July 1, 2007 was $46.97.

(2)	Unrealized value equals the closing market value of our common stock as of July, 1, 2007, multiplied by the number of unvested shares of our common stock as of such date. The closing market value of our common stock on July 1, 2007 was $46.97.

DIRECTOR COMPENSATION

Each of our nonemployee directors receives an annual retainer fee of $12,000, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The respective chairmen of the Board committees receive an additional retainer fee of $4,000 for the Audit Committee, $2,000 for the Compensation Committee and $1,500 for the Nominating and Corporate Governance Committee. Effective June 30, 1997, we implemented an Economic Value Added Plan for Non-Employee Members of the Board of Directors. The purpose of the Economic Value Added Plan for Non-Employee Members of the Board of Directors is to maximize long-term shareholder value by providing incentive compensation to nonemployee directors in a form which relates the financial reward to an increase in our value to our shareholders and to enhance our ability to attract and retain outstanding individuals to serve as nonemployee directors. The Economic Value Added Plan for Non-Employee Members of the Board of Directors provides for the payment of a potential cash bonus to each nonemployee director equal to the product of (a) 40% of the director’s retainer and meeting fees for the fiscal year, multiplied by (b) a Company Performance Factor. In general, the Company Performance Factor is determined by reference to our financial performance relative to a targeted cash-based return on capital, which is intended to approximate our weighted cost of capital (which was 11% for fiscal 2007). As noted below under the section titled “Fiscal 2008 Amendments to the Economic Value Added Plan for Non-Employee Members of the Board of Directors,” we have adopted amendments to our Economic Value Added Plan for Non-Employee Members of the Board of Directors which are effective beginning in fiscal 2008.

Our Board of Directors retained RSM McGladrey in May 2007 to compile a survey of board of director compensation data from a peer group of companies. RSM McGladrey compiled board of director pay practices data form six similar industry peer companies to STRATTEC. The selected organizations included Badger Meter, Inc., Gehl Company, Koss Corporation, Ladish Co., Inc., Twin Disc, Inc. and Weyco Group, Inc. The data compiled by the survey included an analysis of retainer fees for board and committee service, meeting fees, chairperson fees and incentive compensation. Based upon the survey results, the compensation levels of our directors is at or near the median compensation of the directors of the companies included in the survey. Our Board of Directors and our Compensation Committee discussed the results of this survey at meetings held in fiscal 2007 and subsequently formally approved matters relating to the compensation of our directors.

Director Summary Compensation Table

The following table summarizes the director compensation for fiscal year 2007 for all of our non-employee directors. Mr. Stratton does not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

	Fees Earned or	Non-Equity Incentive
Name	Paid in Cash ($)	Plan Compensation ($)(1)	Total ($)

Michael J. Koss	28,500	—	28,500
Robert Feitler	26,500	—	26,500
Frank J. Krejci	26,000	—	26,000
David R. Zimmer	24,500	—	24,500

(1)	This column discloses the dollar value of all amounts earned by the named executive officers under our Economic Value Added Plan for Non-Employee Members of the Board of Directors for performance in fiscal 2007 which where tied to incentive performance targets. No amounts were paid under the foregoing plan during fiscal year 2007.

Fiscal 2008 Amendments to Economic Value Added Plan for Non-Employee Members of the Board of Directors

Effective beginning in fiscal 2008, our Board of Directors has amended the Economic Value Added Plan for Non-Employee Members of the Board of Directors. The amendments modify the Economic Value Added Plan for Non-Employee Members of the Board of Directors as follows:

•	The plan no longer excludes cash and investments in determining our level of capital employed in our business. Additionally, the plan assumes that our capital structure is 80% equity and 20% debt. Using this assumed capital structure, our cost of capital under the amended plan has been set at 10% for fiscal 2008. Our Compensation Committee will review our cost of capital annually prior to each fiscal year.

•	The EVA plan target for fiscal year 2008 was set at $1,154,000.

•	The EVA leverage factor under the plan was reduced from 5% to 3%. The EVA leverage factor for the plan for fiscal year 2008 was set at $3,316,000.

In addition to the amendments to the Economic Value Added Plan for Non-Employee Members of the Board of Directors, our Board of Directors has also approved amendments to certain retainer fees effective for fiscal 2008. Effective for fiscal 2008, the following two changes have been implemented:

•	Each of our nonemployee directors will receive an annual retainer fee of $15,000.

•	The chairmen of our Nominating and Corporate Governance Committee will receive an additional retainer fee of $2,000.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

During fiscal 2007, other than as described above under Executive Compensation, we did not engage in any related party transactions within the meaning of the rules of the Securities and Exchange Commission.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with the listing requirements of the Nasdaq Stock Market. We anticipate that our Board of Directors will consider adopting a formal written set of policies and procedures for the review, approval or ratification of related person transactions.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities Exchange Commission. A copy of Form 10-K for the fiscal year ended July 1, 2007 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Patrick J. Hansen, Office of the Corporate Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal for inclusion in our 2008 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to Patrick J. Hansen, Chief Financial Officer and Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. We must receive a proposal by May 2, 2008 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in our 2008 Proxy Statement.

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in our 2008 Proxy Statement will be considered untimely if received after July 16, 2008. If a shareholder gives notice of such a proposal after this deadline, Securities and Exchange Commission rules allow our proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2008 Annual Meeting of Shareholders.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS
STRATTEC SECURITY CORPORATION

Patrick J. Hansen,
Secretary

Milwaukee, Wisconsin
August 30, 2007

STRATTEC SECURITY CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, October 9, 2007 8:00 a.m. Central Time Radisson Hotel 7065 North Port Washington Road Milwaukee, WI 53217
STRATTEC SECURITY CORPORATION 3333 West Good Hope Road Milwaukee, WI 53209 proxy —— —
STRATTEC SECURITY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Harold M. Stratton II and Patrick J. Hansen, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION to be held on October 9, 2007 at 8:00 a.m. Central Time, at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutions may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTOR. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED. See reverse for voting instructions.

â Please detach here â STRATTEC SECURITY CORPORATION 2007 ANNUAL MEETING
1. ELECTION OF DIRECTOR: (term expiring at the 2010 Vote FOR Vote WITHHELD Annual Meeting) 01 Frank J. Krejci the nominee from the nominee 2. In their discretion, the Proxies are authorized to vote such other matters as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. — Address change? Mark box Indicate changes below: Date —
Signature(s) in Box If signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.

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